Exhibit 99.1

Company Contact: Jingwei International Limited Yong Xu or Cao Wei Tel: +86-755-8631-9430 Email: weicao@jingweicom.com www.jingweicom.com

Jingwei International Limited Dispose of Beijing New Media

Shenzhen, China, September 29, 2011 /PRNewswire/ -- Jingwei International Limited (NASDAQ: JNGW) ("Jingwei" or “the Company"), a leading provider of data-mining, interactive marketing and software services in China, today announced that New Yulong Information Technology Co. Ltd. (“New Yulong IT” or the “Seller”), a subsidiary of the Company, has entered into an Agreement to dispose of its legacy media business in Beijing New Media Advertising Co. Ltd. (“Beijing New Media”) to Mr. George Du (the “Purchaser”), the CEO, President and Chairman of the Company, at $858,149. This acquisition is expected to be completed before October 31, 2011.

The Purchaser agreed to acquire 100% of Beijing New Media at a purchase price of $858,149, equal to the net book value of Beijing New Media.

Founded in 2008, Beijing New Media, a wholly owned subsidiary of New Yulong IT, was engaged in creating, planning and handling advertising, as well as providing branding strategy and sales promotions for its clients. Due to the Company’s shift in strategic direction, Beijing New Media’s business operation has been winding down in the last two years, and generated no revenues in 2011 year-to-date.

About Jingwei International Limited:

Jingwei International Limited ("Jingwei") has established a leading position in China in data mining, interactive marketing and software services.  To capitalize on China’s rapid growth on mobile, Internet and e-Commerce applications, Jingwei has focused on new data mining offerings that encompass interactive marketing, bundled mobility solutions and mobile value added services.  The Company’s software services include business intelligence, billing, customer relationship management and decision support solutions for Chinese telecom operators and power companies.

Business Risks and Forward-Looking Statements

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